Exhibit 99.1
                                NEWS RELEASE

FOR IMMEDIATE RELEASE

MiniMed Delivers Strong Start to Fiscal Year 2027 with U.S. Growth Acceleration

•Strong start to fiscal year with net sales of $843 million growing 17% as reported and 16% organic
•U.S. net sales growth accelerated to 13%; continued robust international net sales growth of 18% as reported, 17% organic
•Advanced global pipeline ahead of schedule with FDA submission for MiniMed Fit™, CE Mark for MiniMed Flex™, Vivera™ FCL U.S. pivotal trial enrollment completion, and IDE approval for next-gen extended wear MiniMed sensor
•Raises fiscal year 2027 organic revenue growth guidance

NORTHRIDGE, Calif., September 1, 2026 – MiniMed (Nasdaq: MMED), a global leader in diabetes technology, today reported financial results for its first quarter (Q1) of fiscal year 2027 (FY27), ended July 31, 2026.
“MiniMed delivered an excellent start to our fiscal year, with accelerating U.S. growth, continued double-digit international growth, and strong execution across our innovation pipeline,” said MiniMed Chief Executive Officer Que Dallara. “The U.S. launch of MiniMed Flex™ is doing exactly what we designed it to do: bringing new patients into the MiniMed ecosystem, driving competitive conversions, and generating significant new account growth. As our ecosystem continues to come together, we are well positioned to accelerate growth, strengthen our leadership in automated insulin delivery, and create long-term shareholder value.”

Q1 Results
•Strong double-digit net sales growth, ahead of expectations, on U.S. net sales growth acceleration and continued robust international net sales growth, even when excluding extra week benefit
•Worldwide net sales of $843 million grew 16.6% as reported and 15.8% organic; included an approximate 4-6% benefit from extra week as a result of 52-53 week fiscal calendar, consistent with prior estimate; excluding extra week benefit, the Company generated low-double digit organic growth
◦International net sales of $603 million grew 18.1% as reported and 16.9% organic, driven by Simplera™ capacity expansion and the launch of the Instinct sensor, made by Abbott
◦U.S. net sales of $240 million grew 13.1% as reported and organic. U.S. New Pumps Sold (NPS) grew over 20% year over year, driven by MiniMed Flex™ and new sensor launches
•Worldwide NPS of ~34,000, an increase of 7.7% year over year
•Worldwide CGM Attachment Rate of 69%, an increase of ~100 bps quarter over quarter

Q1 Highlights
•MiniMed Flex™ with Simplera™ launched in the U.S.
•MiniMed Flex™ U.S. coverage expanded to Medicare and Medicare Advantage beneficiaries
•MiniMed™ 780G system with Instinct and MiniMed Go™ with Instinct Go launched in Europe

New Announcements
•Announced August 17: MiniMed Flex™ with Instinct U.S. launch started
•Announced today:
◦MiniMed Fit™ patch pump submitted to U.S. FDA, ahead of Fall target; full U.S. launch expected Summer 2027
◦MiniMed Flex™ received CE Mark, well ahead of calendar 2026 year end target; commercial launch expected in November
◦Vivera™ fully-closed loop algorithm U.S. pivotal trial for T1 and T2 enrollment complete; on track for second half calendar 2027 U.S. launch
◦Next-gen MiniMed extended wear sensor U.S. IDE approved; expect first enrollment in pivotal trial this Fall
FY27 Outlook
For the fiscal year 2027 ending April 30, 2027, MiniMed expects:
•Organic revenue growth of approximately 10.5%, which includes the approximate 1.0 to 1.5% benefit from the extra week in Q1 FY27, a raise from the prior guidance of approximately 10%; and
•Adjusted EBITDA margin of approximately 16%, reaffirming prior guidance.
Conference Call Details
MiniMed will host a conference call at 5:45 a.m. Pacific Daylight Time (PDT) today, Tuesday, September 1, 2026, to discuss its first quarter financial results. The live audio webcast will be available on the Investor Relations section of MiniMed's website at investors.minimed.com. Within 24 hours of the webcast, an archived replay will be available for a minimum of 12 months following the call.
Investor First Quarter Earnings Presentation
An investor presentation providing additional information and analysis on fiscal first quarter results and guidance can be found on the Investor Relations section of MiniMed’s website at investors.minimed.com.

Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we present in this earnings press release certain financial measures that facilitate management’s review of the operational performance of MiniMed and serve as a basis for strategic planning; however, such financial measures are not presented in our financial statements prepared in accordance with U.S. GAAP. These financial measures are considered “non-GAAP financial measures” and are intended to supplement, and should not be considered as superior to, financial measures presented in accordance with U.S. GAAP. This includes Organic Revenue Growth. We believe that non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and trends and may facilitate comparisons with the performance of other companies in the medical technologies industry.

In particular, we believe that the use of Organic Revenue Growth is helpful to our investors as it is a metric used by management to assess the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
In the tables included at the end of this earnings press release, a reconciliation is provided for each historical non-GAAP financial measure included in this release to the most directly comparable financial measure stated in accordance with U.S. GAAP.
MiniMed calculates forward-looking Organic Revenue Growth and Adjusted EBITDA margin, which are non-GAAP financial measures, based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. MiniMed does not provide a reconciliation of forward-looking Non-GAAP measures to the comparable GAAP measure because certain items cannot be reasonably predicted without reasonable effort. Such items could have a substantial impact on GAAP measures of financial performance.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, changing global trade policies, general economic conditions, and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. MiniMed does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.
About MiniMed

MiniMed is a global leader in insulin delivery, constantly advancing therapies that support people with diabetes in more than 80 countries. Our full-stack, integrated ecosystem, including our insulin delivery systems, CGMs, algorithms, and easy-to-use app experience, is designed to work seamlessly together, supported by white-glove, wrap-around service. For over 40 years, we’ve pioneered therapies people can rely on by anticipating needs, reducing burden, and helping make life with diabetes easier. Our mission is to make every day a better day for people with diabetes.

Contacts:

Ryan Weispfenning
Investor Relations
+1-763-505-4626

Ashley Patterson
Communications
+1-818-576-3025

MINIMED GROUP INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended (Unaudited)
(in millions, except per share data)	July 31, 2026	July 25, 2025
Net sales	$843	$723
Cost of products sold	378	314
Gross Profit	465	409
Operating Expenses:
Research and development expense	115	125
Selling, general, and administrative expense	312	283
Certain litigation charges, net	(2)	17
Other operating expense (income), net	36	(2)
Operating income (expense)	5	(13)
Other non-operating (expense) income, net	—	—
Income (loss) before income taxes	4	(13)
Income tax provision	4	3
Net income (loss)	$—	$(16)
Net income attributable to noncontrolling interests	—	(3)
Net income (loss) attributable to the Company	$—	$(19)
Basic and diluted earnings (loss) per share	$0.00	$(0.08)
Basic and diluted weighted average shares outstanding	281.0	252.8
The data in the schedule above has been intentionally rounded to the nearest million.

MINIMED GROUP INC
WORLDWIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER
(in millions)	Q1 2027	Q1 2026	Growth
Pumps	$144	$119	21.5%
Consumables	261	229	13.8%
CGM	431	360	19.9%
Other(2)	7	15	(57.1)%
Total	$843	$723	16.6%

(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Primarily includes revenue generated from the sale of smart insulin pens and services. Amounts in this line also reflect a $7 million benefit in Q1 2026 related to adjustments to the Company's Italian payback accruals resulting from two rulings in 2024 by the Constitutional Court of Italy and the Legislative Decree published by the Italian government in 2025.

MINIMED GROUP INC
GAAP TO NON-GAAP RECONCILIATIONS

Organic Revenue Growth(1)

	Three Months Ended
	Reported net sales			Adjustments		Organic Revenue
(in millions)	July 31, 2026	July 25, 2025	Growth	July 31, 2026(3)	July 25, 2025	July 31, 2026(3)	July 25, 2025	Growth
U.S.(2)	$240	$212	13.1%	$—	$—	$240	$212	13.1%
International(2)	603	511	18.1%	14	7	589	504	16.9%
Total	$843	$723	16.6%	$14	$7	$829	$716	15.8%
(1) Organic Revenue Growth measures revenue growth trends excluding the impacts of foreign currency rate fluctuations and adjustments to MiniMed’s Italian payback accrual for certain prior years since 2015. We use Organic Revenue Growth to assess our performance on a consistent basis by removing the impacts of foreign currency rate fluctuations and adjustments to the Italian payback accrual that we believe do not directly reflect our underlying operations. The data in the schedules above have been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2) U.S. includes the United States and U.S. territories. International includes all other non-U.S. countries.
(3) The three months ended July 31, 2026, excludes $14 million of revenue adjustments related to favorable currency impact on net sales, and a $7 million benefit from Q1 FY26 related to the Italian payback accrual. The currency impact to net sales measures the change in net sales between current and prior year periods using constant exchange rates.